Exhibit 99.1
FOR IMMEDIATE RELEASE
A.	SCHULMAN REPORTS FISCAL 2009 FIRST-QUARTER RESULTS;
LIQUIDITY POSITION REMAINS EXCELLENT
•	Reported fiscal 2009 first-quarter net income of $8.2 million ($0.31 per diluted share) compares with reported net income of $10.0 million ($0.36 per diluted share) for the fiscal 2008 first quarter

•	Excluding unusual items, net income was $8.7 million ($0.33 per diluted share), compared with $11.1 million ($0.39 per diluted share)

•	Cash flow from operations was $44.3 million for the first quarter, up from $8.8 million a year ago

•	Cash on hand exceeds $115 million, with $300 million of credit lines available
AKRON, Ohio – January 9, 2009 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that net sales for the fiscal first quarter ended November 30, 2008, were $388.4 million, a 21.8% decline from net sales of $496.6 million for the comparable quarter last year. Tonnage was down 27.8% and the translation effect of foreign currency, primarily the euro, reduced sales by an incremental 3.7%. The effect of pricing and mix increased sales 9.7%. The tonnage decline primarily reflects the unprecedented drop-off in demand, particularly in November, as well as last year’s downsizing in the Company’s North America Engineered Plastics business. Excluding the effect of these planned volume reductions, volume was down approximately 21%, reflecting the weak marketplace. Gross profit decreased to $41.1 million or 10.6% of net sales from $55.6 million or 11.2% of net sales a year ago as the Company’s efforts to reduce fixed costs did not fully offset the sharp decline in sales.
Reported net income for the fiscal 2009 first quarter was $8.2 million or $0.31 per diluted share, compared with $10.0 million or $0.36 per diluted share for the first quarter of last year. The translation effect of foreign currencies accounted for $1.2 million of the net income decrease or almost $0.05 per diluted share.
Reported net income for the first quarter also included approximately $0.5 million of charges, net of tax, related to the ongoing restructuring activities and other employee termination costs. Excluding these non-operating charges, net income would have been $8.7 million or $0.33 per diluted share.
Reported net income for the fiscal 2008 first quarter included an after-tax loss of $1.1 million related to employee termination costs in Europe and a final Hurricane Rita insurance claim settlement. Excluding these unusual items, net income for the fiscal 2008 first quarter would have been $11.1 million or $0.39 per diluted share.
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

“The first quarter of our fiscal year was extremely unusual,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer.  “September performance was similar to the pattern we saw throughout fiscal 2008.  October showed a slight decline, whereas November was significantly worse.  The poor performance in November is attributed to both our European and Mexican businesses beginning to see the effects of the global economic recession, and the continued poor performance of the North American automotive market.  We were pleased, however, that our prior cost-reduction efforts enabled our overall operating losses in North America to remain essentially flat compared with the first quarter of last year, on 40% less volume. In addition, we have proactively initiated further cost-reduction efforts announced in December 2008 to help offset what we anticipated would be a continuing trend, and as part of our strategy to reduce costs, realign resources and eliminate lower-margin businesses.  These actions included significant reductions in our North American automotive capacity and moderate reductions in our European masterbatch capacity.
“Fortunately, the working capital program we initiated during fiscal 2008 continued its strong performance during the first quarter of fiscal 2009.  Cash flow was very strong and our cash position and liquidity remain excellent.”
Selling, General and Administrative (SG&A) Expense
Fiscal 2009 first-quarter SG&A expense was $34.9 million, a decrease of $4.4 million compared with last year’s first quarter. Approximately one-third of the decrease was due to the effects of foreign exchange rate decreases. The remainder of the decrease relates to the cost-reduction initiatives taken in North America over the past year. During the quarter, the Company recorded an incremental $0.3 million in bad debt expense.
Cash Flow From Operations
Cash flow from operations was $44.3 million for the quarter ended November 30, 2008, compared with $8.8 million for the comparable period last year. The significant increase in cash flow was driven primarily by the Company’s efforts to reduce working capital in line with declining sales, resulting in cash on hand increasing to $115.8 million on November 30, 2008, from $97.7 million on August 31, 2008, and $41.8 million on November 30, 2007.
Days of inventory increased slightly to 49 days at November 30, 2008, from 48 days at fiscal 2008 year-end and 62 days at November 30, 2007. Days of receivables were 57 days compared with 58 at the end of fiscal 2008 and 63 at November 30, 2007. Days of payables were 34 days at both November 30, 2008 and the end of fiscal 2008, compared with 31 days at November 30, 2007. The Company’s net debt, defined as debt minus cash, was in a net positive cash position of $6.9 million at November 30, 2008, which was an improvement of $23.0 million compared with the August 31, 2008 net debt of $16.1 million, reflecting the positive effects of the increased cash flow from operations. On November 30, 2008, the Company had more than $300 million available to borrow on its credit lines.
Share Repurchase
During the first quarter, the Company bought back approximately 79,000 shares at an average price of $15.50 per share. The Company has approximately 2.9 million shares available to be repurchased under its existing authorization and may repurchase its common shares from time to time as it reviews the use of its liquidity and the state of market conditions.
Segment Information
On September 1, 2008, the Company appointed a General Manager for its Asia operations. As a result, beginning with the first quarter of fiscal 2009, the Company will report the Asian segment separately from Europe. Comparable prior period financial statements will be restated quarterly to reflect the change.

Europe Operations
Sales in A. Schulman’s Europe operations were $280.8 million for the fiscal 2009 first quarter, down $76.4 million or 21.4% from the comparable quarter last year. Tonnage was down 20.8% and changes in prices and product mix increased sales 3.8%. The translation effect of foreign currencies, primarily the euro, decreased sales $15.7 million or 4.4%. The decline in tonnage was most prominent in November as the effects of the global recession intensified.
Gross profit for the fiscal 2009 first quarter was $34.4 million or 12.2% of net sales, down 24.1% or $10.9 million from $45.3 million or 12.7% of net sales for the first quarter of last year. Foreign exchange contributed $1.7 million of the decrease, with the declining volume, partially offset by the positive change in price and mix, accounting for the remainder. Gross profit was affected by two significant factors, particularly in November:
•	The primary driver was declining selling prices combined with a write-down of inventory related to decreasing market values, in conjunction with

•	Fixed manufacturing costs which were not aligned with lower production volumes.
These factors contributed more than $5 million of unfavorable pre-tax variances in November alone. As a result of these developments, the Company announced its initial measures to address the fixed manufacturing cost issue on December 10, 2008, including reducing capacity, reducing manufacturing headcount and scheduling major facilities onto a four-day work week.
Operating income for the fiscal 2009 first quarter was $14.0 million compared with $22.8 million in the same quarter last year, a decrease of $8.8 million. The lower gross profit accounted for a majority of the decline while the weakening euro contributed an additional $0.5 million of the decrease.
North America Operations
Total North America reported combined operating losses of $3.4 million for the first quarter of fiscal 2009, compared with operating losses of $3.2 million a year ago. The first-quarter 2009 operating losses included more than $0.3 million of additional bad debt expense and $0.4 million of start-up costs for the new Akron Polybatch facility. Excluding these two incremental expenses, the improvement in operating loss compared with the prior year is directly related to cost-control activities that allowed the business units to offset large declines in volume in light of the current economic environment. The Company believes that its actions taken during fiscal 2008 and the actions announced in December 2008 have positioned its North American businesses for at least break-even performance going forward and a return to profitability when the economy improves.
North America Polybatch (NAPB) reported sales of $28.0 million for the fiscal first quarter, down $6.9 million or 19.8%. Tonnage was down 29.8% for the quarter, reflecting the general business conditions, while sales increased approximately 14.1% due to pricing and mix. The decline in tonnage was most prominent in November as the effects of the global recession intensified. Gross profit for NAPB declined to $2.3 million for the quarter from $3.6 million a year ago, as a result of decreasing volumes and the $0.4 million of start-up costs associated with the new Akron Polybatch facility. Operating income declined to $0.7 million from $1.9 million a year ago, as SG&A cost-control efforts did not completely offset the gross profit declines.

North America Engineered Plastics (NAEP) reported sales of $44.3 million for the quarter, down 25.1% from a year ago. Tonnage was down 51.6% for the quarter. Half of the decline was due to the phasing out of lower-margin business while the remainder was due to the weaker economic conditions. Gross profit for NAEP declined to $2.8 million for the quarter from $5.0 million a year ago. The decline was almost completely volume-driven. Manufacturing costs have been reduced by almost 50%, and more reductions are expected as a result of the reorganization actions announced on December 10, 2008. The effect of price and mix increased sales by approximately 28.5% as the efforts to eliminate lower-margin business have taken hold. Compared with the same period last fiscal year, the average selling price per pound was up 55% for the quarter and contribution margin (gross profit before manufacturing cost) increased 30% per pound. Operating losses increased to $0.9 million from $0.5 million a year ago as the reduced SG&A was more than offset by the decline in gross profit.
North America Distribution Services reported sales of $26.0 million for the quarter, down 24.5% or $8.4 million from the comparable period last year. Tonnage was down 40% for the quarter, reflecting the weak economic conditions. Gross profit for the business was $1.8 million for the quarter compared with $2.4 million for the prior-year quarter, as increases in pricing partially offset the volume decline. Gross profit margin was effectively flat at 7%. Operating income declined to $0.9 million from $1.4 million a year ago, as a result of the volume declines which were partially offset by the sales price increases.
Invision recorded operating losses of $1.1 million for the quarter, an improvement from operating losses of $1.9 million a year ago, as a result of cost reductions. The Company has reduced all non-essential spending on Invision as it refocuses the business to non-automotive markets and looks for a strategic partner or buyer for the business.
Asian Operations
The Asian segment consists of two facilities, one located in Indonesia and the other in China. The two facilities support sales in the Pacific Rim and India. Reflecting the current downward trend in these markets, sales for this segment were $9.2 million, a decrease of 14.5% from last year’s first quarter, driven primarily by a 36.3% decline in volume partially offset by a 19.3% increase in pricing and product mix. The gross profit was relatively flat, reflecting the effect of the increased pricing and mix. Operating losses increased to $0.3 million for the quarter from $0.2 million a year ago as a result of the volume decline.
Foreign Currency Transaction Gains
The Company experienced more than $7.0 million of foreign currency transaction gains during the quarter as a result, primarily, of the very rapid decline of the Mexican peso and Canadian dollar compared with the U.S. dollar. These are non-cash gains that result from month-end revaluations of the Company’s dollar balances, primarily in Mexico and Canada. When the value of foreign currency declines, a similar U.S. dollar balance from the end of one month to the next translates to more local currency and a gain is recorded on a local currency basis, which then gets translated into U.S. dollars. The Company’s Canadian dollar position has been reduced dramatically while the Mexican position is now being hedged to reduce this volatility.

Business Outlook
“Due to the very uncertain economic environment we anticipate in 2009, our focus will remain on liquidity to protect our shareholders,” Gingo said.  “November’s poor market performance appears to have continued into December and we do not anticipate any significant recovery in January. February will be a very key month in determining our outlook for the remainder of the fiscal year.  If the demand returns to the moderate level experienced in October, we will be able to stand by our prior guidance of $30 million to $35 million in net income, excluding unusual items, for fiscal 2009, as we announced on December 10, 2008.
“However, if February demand remains at November’s level, we will take further actions to align our capacity with this reduction. Additionally, due to the rapidly dropping resin prices, we attempted to sell-off as much resin as possible to reduce inventory levels, thus reducing our exposure to falling price pressures and inventory write-downs, and generate positive cash flow. Fortunately, it appears resin pricing has begun to stabilize at a much lower level.  In addition, we do not anticipate further significant capacity reduction in North America in fiscal 2009. However, the situation in Europe may have to be addressed again as the economic situation unfolds.  No matter what the outlook for 2009, we remain committed to delivering superior returns in any economic environment.”
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2009 first-quarter earnings can be accessed at 10 a.m. Eastern time on Monday, January 12, 2009, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 617-614-3673, passcode 91381961.
Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding unusual items and net income per diluted share excluding unusual items. The most directly comparable GAAP financial measures are net income and net income per diluted share. A table included in this news release reconciles each non-GAAP financial measure with the most directly comparable GAAP financial measure.
A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,100 people and has 16 manufacturing facilities in North America, Europe and Asia. Revenues for the fiscal year ended August 31, 2008, were $1.98 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown;

•	The performance of the North American auto market;

•	The global financial market turbulence; and

•	The global or regional economic slowdown or recession.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended November 30,
	2008	2007
	Unaudited
	(In thousands except per share data)

Net sales	$388,405	$496,575
Cost of sales	347,352	440,985
Selling, general and administrative expenses	34,914	39,308
Minority interest	158	245
Interest expense	1,250	1,611
Interest income	(849)	(482)
Foreign currency transaction (gains) losses	(7,306)	133
Other (income) expense	(222)	332
Restructuring expense	601	6

	375,898	482,138

Income before taxes	12,507	14,437
Provision for U.S. and foreign income taxes	4,335	4,412

Net income	$8,172	$10,025

Less: Preferred stock dividends	(13)	(13)

Net income applicable to common stock	$8,159	$10,012

Weighted average number of shares outstanding:
Basic	25,808	27,521
Diluted	26,026	27,770

Earnings per share of common stock:
Basic	$0.32	$0.36
Diluted	$0.31	$0.36

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	November 30, 2008	August 31, 2008
	Unaudited
	(In thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$115,763	$97,728
Accounts receivable, less allowance for doubtful accounts of $7,518 at November 30, 2008 and $8,316 at August 31, 2008	244,365	320,926
Inventories, average cost or market, whichever is lower	182,214	224,964
Prepaid expenses and other current assets	20,494	18,499

Total current assets	562,836	662,117

Other assets:
Cash surrender value of life insurance	2,662	2,665
Deferred charges and other assets	19,932	23,017
Goodwill	9,160	10,679
Intangible assets	153	195

	31,907	36,556

Property, plant and equipment, at cost:
Land and improvements	15,460	17,026
Buildings and leasehold improvements	140,463	156,465
Machinery and equipment	311,562	346,999
Furniture and fixtures	36,558	41,272
Construction in progress	17,804	9,726

	521,847	571,488

Accumulated depreciation and investment grants of $935 at November 30, 2008 and $1,123 at August 31, 2008	342,407	379,740

Net property, plant and equipment	179,440	191,748

	$774,183	$890,421

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$9,661	$9,540
Accounts payable	138,632	174,226
U.S. and foreign income taxes payable	2,487	3,212
Accrued payrolls, taxes and related benefits	31,398	37,686
Other accrued liabilities	32,420	34,566

Total current liabilities	214,598	259,230

Long-term debt	99,221	104,298
Other long-term liabilities	77,358	88,235
Deferred income taxes	4,768	5,544
Minority interest	5,691	5,533
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding — 10,564 shares at November 30, 2008 and August 31, 2008	1,057	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized — 75,000,000 shares, issued — 42,234,194 shares at November 30, 2008 and 42,231,341 shares at August 31, 2008	42,234	42,231
Other capital	112,670	112,105
Accumulated other comprehensive income	21,297	79,903
Retained earnings	517,672	513,451
Treasury stock, at cost, 16,174,011 shares at November 30, 2008 and 16,095,491 shares at August 31, 2008	(322,383)	(321,166)

Common stockholders’ equity	371,490	426,524

Total stockholders’ equity	372,547	427,581

	$774,183	$890,421

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended November 30,
	2008	2007
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$8,172	$10,025
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	5,871	7,079
Deferred tax provision	683	85
Pension and other deferred compensation	(1,252)	2,710
Postretirement benefit obligation	(48)	304
Net gains on asset sales	(152)	(20)
Minority interest in net income of subsidiaries	158	245
Restructuring charges	601	6
Changes in assets and liabilities:
Accounts receivable	34,926	(13,367)
Inventories	17,224	(14,577)
Accounts payable	(15,658)	12,445
Restructuring payments	(452)	(71)
Income taxes	(2,711)	(873)
Accrued payrolls and other accrued liabilities	(677)	3,377
Changes in other assets and other long-term liabilities	(2,416)	1,397

Net cash provided from operating activities	44,269	8,765

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(11,294)	(8,157)
Proceeds from the sale of assets	213	158

Net cash used in investing activities	(11,081)	(7,999)

Provided from (used in) financing activities:
Cash dividends paid	(3,951)	(4,063)
Increase (decrease) in notes payable	12	(1,229)
Borrowings on revolving credit facilities	15,000	34,628
Repayments on revolving credit facilities	(10,000)	(32,073)
Cash distributions to minority shareholders	—	(300)
Common stock issued	65	861
Purchases of treasury stock	(1,217)	—

Net cash used in financing activities	(91)	(2,176)

Effect of exchange rate changes on cash	(15,062)	141

Net increase (decrease) in cash and cash equivalents	18,035	(1,269)

Cash and cash equivalents at beginning of period	97,728	43,045

Cash and cash equivalents at end of period	$115,763	$41,776

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended November 30,
	2008	2007
	Unaudited
	(In thousands, except for %)
Net Sales to Unaffiliated Customers
Europe	$280,847	$357,266
North America Polybatch	28,044	34,975
North America Engineered Plastics	44,268	59,112
North America Distribution Services	25,971	34,395
Asia	9,187	10,739
Invision	88	88

Total Net Sales to Unaffiliated Customers	$388,405	$496,575

Segment Gross Profit
Europe	$34,395	$45,313
North America Polybatch	2,290	3,610
North America Engineered Plastics	2,757	5,040
North America Distribution Services	1,845	2,413
Asia	714	777
Invision	(948)	(1,563)

Total Segment Gross Profit	$41,053	$55,590

Segment Operating Income
Europe	$14,032	$22,789
North America Polybatch	692	1,919
North America Engineered Plastics	(941)	(480)
North America Distribution Services	924	1,391
Asia	(290)	(211)
Invision	(1,067)	(1,885)
All other North America	(3,009)	(4,105)

Total Segment Operating Income	$10,341	$19,418

Corporate and other	(4,360)	(3,381)
Interest expense, net	(401)	(1,129)
Foreign currency transaction gains (losses)	7,306	(133)
Other income (expense)	222	(332)
Restructuring expense	(601)	(6)

Income Before Taxes	$12,507	$14,437

Capacity Utilization
Europe	73%	102%
North America Polybatch	87%	114%
North America Engineered Plastics	89%	82%
Asia	45%	60%
Worldwide	74%	95%

A. SCHULMAN, INC.
Reconciliation of Non-GAAP Financial Measures
Net Income and Earnings Per Share Reconciliation

	Three months ended		Three months ended
	November 30, 2008		November 30, 2007
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
	Unaudited
	(In thousands except per share data)
Net income applicable to common stock	$8,159	$0.31	$10,012	$0.36

Adjustments, net of tax, per diluted share:
Restructuring expense	436	0.02	6	—
Other employee termination costs	101	—	674	0.02
Insurance claim settlement adjustment	—	—	368	0.01

Net income applicable to common stock before unusual items	$8,696	$0.33	$11,060	$0.39

Weighted-average number of shares outstanding — Diluted		26,026		27,770